Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Independence Realty Trust, Inc. of (i) our report dated June 11, 2014 relating to our audit of the Carrington Park Apartments Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (ii) our report dated June 11, 2014 relating to our audit of the Arbors at the Reservoir Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (iii) our report dated October 10, 2014 relating to our audit of the Walnut Hill Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (iv) our report dated December 10, 2014 relating to our audit of the Lenoxplace Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (v) our report dated December 10, 2014 relating to our audit of the Stonebridge Crossing Statement of Revenue and Certain Expenses for the year ended December 31, 2013, (vi) our report dated December 22, 2014 relating to our audit of the Bennington Pond Statement of Revenue and Certain Expenses for the year ended December 31, 2013, and (vii) our report dated December 22, 2014 relating to our audit of the Southeast Portfolio Combined Statement of Revenue and Certain Expenses for the year ended December 31, 2013, appearing in the Joint Proxy Statement/Prospectus, which is a part of this Registration Statement, and to the reference to our firm under the caption “Experts” in such Joint Proxy Statement/Prospectus.

/s/ McGladrey LLP

Philadelphia, Pennsylvania
May 29, 2015